As filed with the Securities and Exchange Commission on December 23, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Minerva Neurosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	26-0784194
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1500 District Avenue

Burlington, MA 01803

(617) 600-7373

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Remy Luthringer

Chief Executive Officer

1500 District Avenue

Burlington, MA 01803

(617) 600-7373

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc Recht

Ryan Sansom

Cooley LLP

500 Boylston Street, 14th Floor

Boston, MA 02116

(617) 937-2300

From time to time after the effective date of this Registration Statement

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 23, 2025

PROSPECTUS

94,600,000 Shares of Common Stock

This prospectus relates to the offer and resale, from time to time, by the selling stockholders named under the heading “Selling Stockholders” in this prospectus, including their pledgees, donees, transferees, assignees, successors, designees or their respective successors-in-interest (the “Selling Stockholders”), of up to 94,600,000 shares (the “Shares”) of our common stock, par value $0.0001 per share (“Common Stock”), which consist of (i) 37,840,000 shares of Common Stock issued or issuable upon conversion of 80,000 shares of our Series A Convertible Voting Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), (ii) 37,840,000 shares of Common Stock issuable upon conversion of 80,000 shares of Series A Preferred Stock issuable upon exercise of tranche A warrants (the “Preferred Tranche A Warrants”), and (iii) 18,920,000 shares of Common Stock issuable upon conversion of 40,000 shares of Series A Preferred Stock issuable upon exercise of tranche B warrants (the “Preferred Tranche B Warrants,” together with the Preferred Tranche A Warrants, the “Preferred Warrants”). An aggregate of 80,000 shares of Series A Preferred Stock, Preferred Tranche A Warrants to purchase an aggregate of 80,000 shares of Series A Preferred Stock and Preferred Tranche B Warrants to purchase an aggregate of 40,000 shares of Series A Preferred Stock, were sold to the Selling Stockholders in a private placement on October 23, 2025.

While we will not receive any proceeds from the sale of the Shares by the Selling Stockholders, we will receive proceeds from the exercise of any Preferred Warrants for cash. We may receive cash proceeds of up to $80 million from the exercise of the Preferred Tranche A Warrants and up to $40 million from the exercise of the Preferred Tranche B Warrants. See the section titled “Prospectus Summary—Private Placement” for more information.

We have agreed, pursuant to a securities purchase agreement that we have entered into with the Selling Stockholders, to bear all of the expenses incurred in connection with the registration of the Shares. The Selling Stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Shares.

Our registration of the Shares covered by this prospectus does not mean that the Selling Stockholders will offer or sell such Shares. The Selling Stockholders may offer the Shares from time to time on terms to be determined at the time of sale through ordinary brokerage transactions or through any other means described in this prospectus under the caption “Plan of Distribution.” The Shares may be sold at fixed prices, at prevailing market prices, at prices related to prevailing market prices or at negotiated prices.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus, any amendments or supplements and the information incorporated by reference in this prospectus and any applicable amendment or prospectus supplement carefully before you make your investment decision.

Our Common Stock is traded on The Nasdaq Capital Market under the symbol “NERV.” On December 22, 2025, the last reported sale price of our Common Stock was $3.9800 per share. You are urged to obtain current market quotations for our Common Stock.

Investing in our Common Stock involves a high degree of risk. You should carefully read and consider the risks and uncertainties described in the section entitled “Risk Factors” on page 7 of this prospectus and under similar headings in any amendment or supplement to this prospectus or in any filing with the Securities and Exchange Commission that is incorporated by reference herein.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is     , 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3, which we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the Selling Stockholders may from time to time sell the Shares described in this prospectus in one or more offerings or otherwise as described under “Plan of Distribution.”

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or in any amendment to this prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with different information, and if anyone provides, or has provided you, with different or inconsistent information, you should not rely on it. The Selling Stockholders may offer to sell, and may solicit offers to buy, shares of our Common Stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus, as well as the information filed previously with the SEC, and incorporated herein by reference, is accurate only as of the date of the document containing the information, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any sale of our Common Stock.

A prospectus supplement may add to, update or change the information contained in this prospectus. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find More Information” before buying any of the securities being offered.

In this prospectus, references to “Minerva Neurosciences,” “Minerva,” the “Company,” the “registrant,” “we,” “us,” and “our” refer to Minerva Neurosciences, Inc. and its subsidiaries. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context requires otherwise.

When we refer to the Selling Stockholders in this prospectus, we are referring to the persons named as the Selling Stockholders in this prospectus and, as applicable, any donees, pledgees, assignees, transferees or other successors-in-interest selling the shares received after the date of this prospectus from the Selling Stockholders as a gift, pledge, or other non-sale related transfer.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, as amended, that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including, but not limited to, statements regarding the clinical development of roluperidone for the treatment of negative symptoms of schizophrenia; the potential benefits of roluperidone for the treatment of negative symptoms of schizophrenia or any other indication; the adequacy and efficacy of our clinical trials and studies with roluperidone, and the sufficiency of the data from such trials and studies to support marketing application; our interpretation of the feedback from the U.S. Food and Drug Administration (the “FDA”); the timing and outcomes of future interactions with U.S. and foreign regulatory bodies, including the FDA; our expectations regarding the potential market size and size of the potential patient populations for roluperidone, if approved; the timing and likelihood of success, plans and objectives of management for future operations; and our estimates and expectations regarding future operations, financial position, revenues, costs, expenses, uses of cash, capital requirements or our need for additional financing. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus or the documents incorporated by reference in this prospectus, as applicable, and are subject to a number of risks, uncertainties and assumptions described under the sections in this prospectus and the documents incorporated by reference herein entitled “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See the section titled “Where You Can Find More Information.”

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus, and while we believe such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

PROSPECTUS SUMMARY

The following summary highlights selected information contained or incorporated by reference elsewhere in this prospectus and does not contain all of the information that you need to consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and any related free writing prospectus, including the information under the caption “Risk Factors” contained in this prospectus (as supplemented and amended) and under similar headings in the documents that are incorporated by reference into this prospectus. You should also carefully read the other information incorporated by reference into this prospectus, including our financial statements and the related notes, and the exhibits to the registration statement of which this prospectus is a part.

Company Overview

We are a clinical-stage biopharmaceutical company focused on the development and commercialization of proprietary product candidates to treat patients suffering from central nervous system diseases. We are currently developing roluperidone for the treatment of negative symptoms in patients diagnosed with schizophrenia. In addition, we previously co-developed seltorexant with Janssen Pharmaceutica NV (“Janssen”), a subsidiary of Johnson & Johnson, for the treatment of insomnia disorder and adjunctive treatment of Major Depressive Disorder. As a result of our collaboration with Janssen, we were entitled to collect royalties in the mid-single digits on potential future worldwide sales of seltorexant in certain indications, with no further financial obligations to Janssen. In January 2021, we sold our rights to these potential royalties to Royalty Pharma plc for a $60 million cash payment and up to an additional $95 million in potential future milestone payments, subject to completion of Phase 3 trials by Janssen and regulatory approvals. To our knowledge, Janssen is currently recruiting patients under a Phase 3 trial with seltorexant.

In August 2022, we submitted a New Drug Application (“NDA”) with the FDA for our lead product candidate, roluperidone, for the treatment of negative symptoms in schizophrenia. On February 26, 2024, the FDA issued a Complete Response Letter (“CRL”) regarding our NDA for roluperidone. We have had multiple interactions with the FDA following receipt of the CRL for our NDA in February 2024 and the FDA has confirmed the requirement for an additional confirmatory clinical trial to address the deficiencies cited in the CRL and resubmit the NDA.

As in the two previous clinical trials of roluperidone (C03 and C07), the confirmatory trial will include patients diagnosed with schizophrenia who present with stable impairing negative symptoms and stable positive symptoms for the six months prior to entering the trial. We agreed with the FDA that best efforts will be made to secure 25-30% of patients from the United States, subject to competitive recruitment. The FDA has confirmed that roluperidone can be studied in monotherapy where patients would receive a double-blinded single daily 64 mg dose of roluperidone or placebo. The FDA has also confirmed that, the sole primary endpoint to assess efficacy would be the change from Baseline in PANSS Marder negative symptoms factor score at 12 weeks of treatment with roluperidone compared to placebo. The FDA advised that, to support a monotherapy indication, it would be necessary to assess relapses on an observational basis for at least 52 weeks, in patients treated in monotherapy with roluperidone, placebo or antipsychotics. The FDA has stated that it would consider a resubmission of the NDA that included a double-blind, placebo- or active-controlled trial of roluperidone with a duration of at least 52 weeks with the efficacy primary endpoint at week 12.

We have not received any regulatory approvals to commercialize any of our product candidates, and we have not generated any revenue from the sales or license of our product candidates. We routinely evaluate the status of our drug development programs as well as potential strategic options. We have incurred significant operating losses since inception and expect to continue to incur net losses and negative cash flows from operating activities for the foreseeable future. As of September 30, 2025 and December 31, 2024, we had an accumulated deficit of $405.1 million and $395.4 million, respectively. For the nine months ended September 30, 2025 and 2024, we recorded net loss of $9.8 million and a net income of $5.7 million, respectively. We expect our clinical and administrative costs will increase as we begin to incur clinical trial costs and hire additional support staff to support the Phase 3 trial of roluperidone.

Private Placement

On October 21, 2025, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with the Selling Stockholders, pursuant to which we agreed to issue and sell, in a private placement (the “Private Placement”), (i) 80,000 shares of Series A Preferred Stock, (ii) Preferred Tranche A Warrants to acquire up to 80,000 shares of Series A Preferred Stock and (iii) Preferred Tranche B Warrants to acquire up to 40,000 shares of Series A Preferred Stock, for an aggregate offering price of up to $200 million, as further described below. The Private Placement closed on October 23, 2025 (the “Closing Date”).

On the first Trading Day (as defined in the Certificate of Designation of Preferences, Rights and Limitations of the Series A Convertible Voting Preferred Stock (the “Certificate of Designation”)) following the announcement of our stockholders’ approval of the issuance of all Common Stock issuable upon conversion of the Series A Preferred Stock, including upon conversion of any Series A Preferred Stock issuable upon the exercise of the Preferred Warrants (the “Stockholder Approval”), each share of Series A Preferred Stock shall automatically convert into the number of shares of Common Stock at the conversion price of $2.11 per share, rounded down to the nearest whole share, subject to the terms and limitations contained in the Certificate of Designation, including that shares of Series A Preferred Stock shall not be convertible if the conversion would result in a holder beneficially owning more than 9.99% (the “Beneficial Ownership Limitation”) of our outstanding shares of Common Stock as of the applicable conversion date. By written notice to us, the Selling Stockholders may from time to time increase or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 19.99% specified in such notice; provided, that any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to us.

Each Preferred Tranche A Warrant has an exercise price of $1,000 and may only be exercised for cash. The Preferred Tranche A Warrants are immediately exercisable upon issuance for an aggregate of 80,000 shares of Series A Preferred Stock for an aggregate cash exercise price of up to $80 million until the tenth day following the date of our public announcement that we have achieved, on a statistically significant basis, the primary endpoint of our Phase 3 confirmatory trial of roluperidone in schizophrenia at the 12-week timepoint (the “Milestone Event”).

Each Preferred Tranche B Warrant has an exercise price of $1,000 and may be exercised by a cashless exercise. The Preferred Tranche B Warrants are exercisable for an aggregate of 40,000 shares of Series A Preferred Stock for an aggregate cash exercise price of up to $40 million commencing on the earlier of (i) our public announcement of the Milestone Event and (ii) the three year anniversary of the Closing Date. The Preferred Tranche B Warrants will expire on the four (4)-year anniversary of the Closing Date.

The Preferred Warrants are subject to forfeiture in the event the applicable Selling Stockholder engages in any Short Sales (as defined in the Securities Purchase Agreement) involving our securities during the 48-months period following the Closing Date. In addition, the shares of Common Stock and/or Series A Preferred Stock, as applicable, underlying the Preferred Tranche B Warrants are subject to reduction if the applicable Selling Stockholder sells or transfers any shares of Series A Preferred Stock or shares of Common Stock received upon conversion of the Series A Preferred Stock before the Exercisability Date (as defined therein), except to affiliates for no consideration.

Pursuant to the Certificate of Designation, no fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of the Series A Preferred Stock. All fractional shares shall be rounded down to the nearest whole shares of Common Stock.

Pursuant to the Securities Purchase Agreement, we agreed to file a registration statement with the SEC to register the resale of the Shares as soon as practicable following the receipt of the Stockholder Approval (the “Filing Date”), and in any event on or before January 6, 2026, and shall use commercially reasonable efforts to have the registration statement declared effective within 21 days following the Filing Date or, in the event that the staff of the SEC reviews and has written comments to such registration statement, within 45 days following the Filing Date. We further agreed to take all steps necessary to keep such registration statement effective at all times until all Registrable Shares (as defined therein) have been resold, or there remains no Registrable Shares.

Corporate Information

We were incorporated under the name Cyrenaic Pharmaceuticals, Inc. under the laws of the State of Delaware on April 23, 2007. In November 2013, we merged with Sonkei Pharmaceuticals, Inc. and the combined company was renamed Minerva Neurosciences, Inc.

Our principal executive offices are located at 1500 District Avenue Burlington, Massachusetts 01803 and our phone number is (617) 600-7373. Our website address is www.minervaneurosciences.com. Our website and the information contained on, or that can be accessed through, our website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus.

THE OFFERING

Common Stock Offered by the Selling Stockholders	94,600,000 Shares, consisting of (i) 37,840,000 shares of Common Stock, (ii) 37,840,000 shares of Common Stock issuable upon conversion of 80,000 shares of Series A Preferred Stock issuable upon exercise of the Preferred Tranche A Warrants, and (iii) 18,920,000 shares of Common Stock issuable upon conversion of 40,000 shares of Series A Preferred Stock issuable upon exercise of the Preferred Tranche B Warrants. See “Selling Stockholders.”

Use of Proceeds	We will not receive any of the proceeds from the sale of the Shares covered by this prospectus, except with respect to amounts received by us due to the exercise of any Preferred Warrants for cash. We may receive cash proceeds of up to $80 million from the exercise of the Preferred Tranche A Warrants and up to $40 million from the exercise of the Preferred Tranche B Warrants. See the section of this prospectus titled “Use of Proceeds.”

Risk Factors	See “Risk Factors” on page 7, for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

Nasdaq Capital Market Symbol	“NERV”

RISK FACTORS

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risks described in the documents incorporated by reference in this prospectus and any applicable prospectus supplement and any related free writing prospectus, as well as other information we include or incorporate by reference into this prospectus and any applicable prospectus supplement. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to the occurrence of any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described under the heading “Risk Factors” in the documents incorporated herein by reference, including in (1) our most recent Annual Report on Form 10-K on file with the SEC, (2) our most recent Quarterly Report on Form 10-Q on file with the SEC and (3) any amendments thereto reflected in subsequent filings with the SEC, all of which are incorporated by reference into this prospectus in their entirety, together with other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with a specific offering.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Shares covered by this prospectus, except with respect to amounts received by us due to the exercise of any Preferred Warrants for cash. We could potentially receive up to $80 million in proceeds from the exercise of the Preferred Tranche A Warrants and up to $40 million in proceeds from the exercise of the Preferred Tranche B Warrants, as described herein, assuming the exercise in full of all of such Preferred Warrants for cash. There is no assurance that the holders of the Preferred Warrants will elect to exercise any or all of such Preferred Warrants.

We currently intend to use the net proceeds from the exercise of any Preferred Warrants for cash, if any, for financing our confirmatory Phase 3 trial of roluperidone in the treatment of negative symptoms of schizophrenia, including upsizing the trial, preparation and resubmission of our New Drug Application, the readiness of the commercial launch of roluperidone in the United States, if approved, with the remaining proceeds, if any, to be used for working capital and general corporate purposes. We will have broad discretion over the use of any proceeds from any exercise of the Preferred Warrants. Pending other uses, we may invest the net proceeds to us in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, or direct or guaranteed obligations of the U.S. government, or hold as cash. We cannot predict whether the net proceeds invested will yield a favorable return.

Each Selling Stockholder will pay any underwriting discounts and commissions and expenses incurred by such Selling Stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by such Selling Stockholder in disposing of its shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq Stock Market listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

The Shares being offered by the Selling Stockholders are those issued or issuable to the Selling Stockholders upon conversion of Series A Preferred Stock, including upon conversion of any Series A Preferred Stock issuable upon the exercise of the Preferred Warrants. The Preferred Tranche A Warrants are immediately exercisable upon issuance. The Preferred Tranche B Warrants are exercisable commencing on the earlier of (i) our public announcement of the Milestone Event and (ii) the three year anniversary of the Closing Date. We are registering the Shares in order to permit the Selling Stockholders to offer the Shares for resale from time to time. For additional information regarding the Shares being offered by the Selling Stockholders pursuant to this prospectus, see “Prospectus Summary—Private Placement” above.

On December 23, 2025, we issued an aggregate of 36,280,992 shares of Common Stock to the Selling Stockholders upon the automatic conversion of an aggregate of 76,704 shares of Series A Preferred Stock in accordance with the terms set forth in the Certificate of Designation. Immediately following such conversion, (i) there were 43,274,398 shares of Common Stock outstanding and (ii) an aggregate of 3,296 shares of Series A Preferred Stock remaining outstanding, which are convertible into an aggregate of 1,559,008 shares of Common Stock, subject to the limitations on conversion set forth in the Certificate of Designation. As of December 23, 2025, none of the Preferred Warrants have been exercised.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The “Number of shares of Common Stock Beneficially Owned Prior to Offering” column lists the number of shares of Common Stock beneficially owned by each Selling Stockholder, based on its ownership of the shares of Common Stock as of December 23, 2025, including shares of Common Stock issuable upon conversion of any Series A Preferred Stock issuable upon the exercise of the Preferred Tranche A Warrants, subject to the applicable Beneficial Ownership Limitation. The “Maximum Number of Shares of Common Stock to Be Sold” column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders and does not take into account any limitations on conversion of Series A Preferred Stock and exercise of the Preferred Warrants set forth therein. The “Number of shares of Common Stock Beneficially Owned After Offering” column assumes the sale of all Shares offered by the Selling Stockholders pursuant to this prospectus and no further acquisitions of our securities by the Selling Stockholders.

Other than as stated above, beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to our Common Stock. Generally, a person “beneficially owns” shares of our Common Stock if the person has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire voting or disposition rights within 60 days. In computing the number of shares of our Common Stock beneficially owned by a Selling Stockholder and the percentage ownership of such Selling Stockholder, we deemed outstanding shares of Common Stock issuable upon the exercise or conversion of convertible securities (regardless of whether or not such convertible securities were acquired in the Private Placement), as applicable, held by that Selling Stockholder that are exercisable within 60 days of December 23, 2025. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other Selling Stockholder. The percentage of Shares owned prior to and after the offering in the third and six columns is based on 43,274,398 shares of our Common Stock outstanding on December 23, 2025. The inclusion of any Shares in this table does not constitute an admission of beneficial ownership for any Selling Stockholder named below.

The information in the following table has been provided to us by or on behalf of the Selling Stockholders and the Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. The Selling Stockholders may sell all, some or none of their Shares in this offering. Please see the section entitled “Plan of Distribution” for further information regarding the Selling Stockholders’ method of distributing these securities.

Name of Selling Shareholder	Number of shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of shares of Common Stock to be Sold Pursuant to this Prospectus	Number of shares of Common Stock Beneficially Owned After Offering
	Shares	%		Shares	%
Funds affiliated with Federated Hermes, Inc.(1)	9,392,275	19.86	10,051,250	1,701,625	3.43
Entities affiliated with Farallon Capital Management, L.L.C.(2)	4,540,327	9.99	5,912,500	—	—
Entities affiliated with Logos Global Management LP(3)	4,435,321	9.99	8,277,500	—	—
Entities affiliated with Janus Henderson Investors (4)	4,330,315	9.99	10,642,500	—	—
Atlas Private Holdings (Cayman) Ltd.(5)	4,330,315	9.99	10,642,500	—	—
Entities affiliated with Vivo Capital(6)	4,322,747	9.99	11,825,000	—	—
Entities affiliated with Seven Fleet Partners LP(7)	3,784,000	8.38	4,730,000	—	—
Adage Capital Partners LP(8)	2,838,000	6.35	3,547,500	—	—
Trails Edge Biotechnology Master Fund, LP(9)	2,838,000	6.35	3,547,500	—	—
Foresite Capital Fund VI LP(10)	2,838,000	6.35	3,547,500	—	—
Ally Bridge MedAlpha Master Fund L.P.(11)	2,185,733	4.99	4,138,750	—	—
Entities affiliated with Spruce Street Capital LP(12)	2,185,733	4.99	4,138,750	—	—
Coastlands Capital Partners LP(13)	2,159,245	4.99	8,277,500	—	—
BSQ Funds I, L.P.(14)	1,892,000	4.28	2,365,000	—	—
Entities affiliated with Acuta Capital(15)	1,419,000	3.23	1,773,750	—	—
LifeSci Venture Partners III, LP(16)	946,000	2.16	1,182,500	—	—

(1)

Based upon a Schedule 13D filed with the SEC on October 28, 2025 (the “Schedule 13D”) by Federated Hermes, Inc. (the “Federated Hermes Parent”), the number of shares of Common Stock beneficially owned prior to the Offering consists of (i)(a) 2,156,440 shares of our Common Stock and (b) Preferred Tranche A Warrants to purchase an aggregate of 3,280 shares of Series A Preferred Stock, which are convertible into 1,551,440 shares of Common Stock, held by Federated Hermes Kaufmann Small Cap Fund, a series of Federated Hermes Equity Funds (“Federated Hermes Kaufmann Small Cap Fund”); (ii)(a) 3,128,786 shares of our Common Stock and (b) Preferred Tranche A Warrants to purchase an aggregate of 5,082 shares of Series A Preferred Stock, which are convertible into 2,403,786 shares of Common Stock, held by Federated Hermes Kaufmann Fund, a series of Federated Hermes Equity Funds (“Federated Hermes Kaufmann Fund”); and (iii)(a) 86,549 shares of our Common Stock and (b) Preferred Tranche A Warrants to purchase an aggregate of 138 shares of Series A Preferred Stock, which are convertible into 65,274 shares of Common Stock, held by Federated Hermes Kaufmann Fund II, a series of Federated Hermes Insurance Series (“Federated Hermes Kaufmann Fund II”, and together with Federated Hermes Kaufmann Small Cap Fund and Federated Hermes Kaufmann Fund, the “Federated Hermes Kaufmann Funds”). In addition to the foregoing, based upon the Schedule 13D, as of December 23, 2025, the Federated Hermes Kaufmann Funds separately held, in the aggregate, (i) 1,351,275 shares of Common Stock and (ii) pre-funded warrants to purchase an aggregate of 350,350 shares of our Common Stock, which are excluded from the amount reported above as beneficially owned prior to the Offering because they are subject to limitations on exercisability if such exercise would result in beneficial ownership of more than 14.99% of our outstanding Common Stock. The Federated Hermes Kaufmann Funds are managed by Federated Global Investment Management Corp., which is a wholly-owned subsidiary of FII Holdings, Inc., which is a wholly-owned subsidiary of the Federated Hermes Parent. All of the Federated Hermes Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust (the “Trust”) for which Thomas R. Donahue, Ann C. Donahue and J. Christopher Donahue act as trustees (collectively referred to as the “Trustees”). A subsidiary of the Federated Hermes Parent has the power to direct the vote and disposition of the securities held by the Federated Hermes Kaufmann Funds. In accordance with Rule 13d-4 under the Securities Exchange Act of 1934, as amended, the Federated Hermes Parent, the Trust, and each of the Trustees declare that this statement should not be construed as an admission that they are the beneficial owners of the securities held by the Federated Hermes Kaufmann Small Cap Fund, and the Federated Hermes Parent, its subsidiaries, the Trust, and each of the Trustees expressly disclaim beneficial ownership of such securities. The business address of each of the Federated Hermes Kaufmann Funds, the Federated Hermes Parent, the Trust and each of the Trustees is 4000 Ericsson Drive, Warrendale, PA 15086-7561.
(2)

Consists of: (i)(a) 453,607 shares of Common Stock and (b) Preferred Tranche A Warrants to purchase an aggregate of 882 shares of Series A Preferred Stock, which are convertible into 417,186 shares of Common Stock, held by Farallon Capital Partners, L.P. (“FCP”); (ii)(a) 431,376 shares of Common Stock and (b) Preferred Tranche A Warrants to purchase an aggregate of 839 shares of Series A Preferred Stock, which are convertible into 396,847 shares of Common Stock, held by Farallon Capital Institutional Partners, L.P. (“FCIP”); (iii)(a) 135,278 shares of Common Stock and (b) Preferred Tranche A Warrants to purchase an aggregate of 263 shares of Series A Preferred Stock, which are convertible into 124,399 shares of Common Stock, held by Farallon Capital Institutional Partners II, L.P. (“FCIP II”); (iv)(a) 967,285 shares of Common Stock and (b) Preferred Tranche A Warrants to purchase an aggregate of 1,881 shares of Series A Preferred Stock, which are convertible into 889,713 shares of Common Stock, held by Farallon Capital Offshore Investors II, L.P. (”FCOI II”); (v)(a) 61,963 shares of Common Stock and (b) Preferred Tranche A Warrants to purchase an aggregate of 120 shares of Series A Preferred Stock, which are convertible into 56,760 shares of Common Stock, held by Farallon Capital (AM) Investors, L.P. (“FCAMI”); (vi)(a) 87,978 shares of Common Stock and (b) Preferred Tranche A Warrants to purchase an aggregate of 171 shares of Series A Preferred Stock, which are convertible into 80,883 shares of Common Stock, held by Farallon Capital Institutional Partners III, L.P. (“FCIP III”); (vii)(a) 111,155 shares of Common Stock and (b) Preferred Tranche A Warrants to purchase an aggregate of 216 shares of Series A Preferred Stock, which are convertible into 102,168 shares of Common Stock, held by Four Crossings Institutional Partners V, L.P. (“FCIP V”); and (viii)(a) 116,358 shares of Common Stock and (b) Preferred Tranche A Warrants to purchase an aggregate of 226 shares of Series A Preferred Stock, which are convertible into 106,898 shares of Common Stock, held by Farallon Capital F5 Master I, L.P. (“F5MI” and, together with FCP, FCIP, FCIP II, FCOI II, FCAMI, FCIP III and FCIP V, the “Farallon Funds”). In addition to the foregoing shares of Common Stock and warrants, as of December 23, 2025, the Farallon Funds held the following securities, which are excluded from the amount reported above as beneficially owned because they are subject to limitations on conversion if such conversion would result in beneficial ownership of more than 9.99% of our outstanding Common Stock: FCP held Preferred Tranche A Warrants to purchase an aggregate of 77 shares of Series A Preferred Stock; FCIP held Preferred Tranche A Warrants to purchase an aggregate of 73 shares of Series A Preferred Stock; FCIP II held Preferred Tranche A Warrants to purchase an aggregate of 23 shares of Series A Preferred Stock; FCOI II held Preferred Tranche A Warrants to purchase an aggregate of 164 shares of Series A Preferred Stock; FCAMI held Preferred Tranche A Warrants to purchase an aggregate of 11 shares of Series A Preferred Stock; FCIP III held Preferred Tranche A Warrants to purchase an aggregate of 15 shares of Series A Preferred Stock; FCIP V held Preferred Tranche A Warrants to purchase an aggregate of 19 shares of Series A Preferred Stock; and F5MI held Preferred Tranche A Warrants to purchase an aggregate of 20 shares of Series A Preferred Stock. Farallon Partners, L.L.C. (the

“Farallon General Partner”), as the general partner of each of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI and the sole member of the FCIP V General Partner (as defined below), may be deemed a beneficial owner of the shares of Common Stock held by, and the shares of Common Stock acquirable upon conversion of the Series A Preferred Stock acquirable upon exercise of Preferred Tranche A Warrants held by, each of the Farallon Funds other than F5MI. Farallon Institutional (GP) V, L.L.C. (the “FCIP V General Partner”), as the general partner of FCIP V, may be deemed a beneficial owner of the shares of Common Stock held by, and the shares of Common Stock acquirable upon conversion of the Series A Preferred Stock acquirable upon exercise of Preferred Tranche A Warrants held by, FCIP V. Farallon F5 (GP), L.L.C. (the “F5MI General Partner”), as the general partner of F5MI, may be deemed a beneficial owner of the shares of Common Stock held by, and the shares of Common Stock acquirable upon conversion of the Series A Preferred Stock acquirable upon exercise of Preferred Tranche A Warrants held by, F5MI. Each of Joshua J. Dapice, Philip D. Dreyfuss, Hannah E. Dunn, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Patrick (Cheng) Luo, Rajiv A. Patel, Dr. Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly (collectively, the “Farallon Managing Members”), as a senior managing member or managing member, as the case may be, of the Farallon General Partner, and a manager or senior manager, as the case may be, of the FCIP V General Partner and the F5MI General Partner, in each case with the power to exercise investment discretion, may be deemed a beneficial owner of all such shares of Common Stock held by, and all such shares of Common Stock acquirable upon conversion of the Series A Preferred Stock acquirable upon exercise of Preferred Tranche A Warrants held by, the Farallon Funds. Each of the Farallon General Partner, the FCIP V General Partner, the F5MI General Partner, and the Farallon Managing Members hereby disclaims any beneficial ownership of any such shares. The address of each of the entities and persons above is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, CA 94111.
(3)

Consists of (i)(a) 946,000 shares of Common Stock and (b) Preferred Tranche A Warrants to purchase an aggregate of 679 shares of Series A Preferred Stock, which are convertible into 321,167 shares of Common Stock, held by Logos Global Master Fund LP (“Global Fund”) and (ii)(a) 2,365,000 shares of Common Stock and (b) Preferred Tranche A Warrants to purchase an aggregate of 1,698 shares of Series A Preferred Stock, which are convertible into 803,154 shares of Common Stock, held by Logos Opportunities Fund IV LP (“Opportunities Fund” and together with “Global Fund,” the “Logos Funds”). In addition to the foregoing shares, as of December 23, 2025, the Logos Funds held the following securities, which are excluded from the amount reported above as beneficially owned because they are subject to limitations on conversion if such conversion would result in beneficial ownership of more than 9.99% of our outstanding Common Stock: Global Fund held Preferred Tranche A Warrants to purchase an aggregate of 1,321 shares of Series A Preferred Stock, and Opportunities Fund held Preferred Tranche A Warrants to purchase an aggregate of 3,302 shares of Series A Preferred Stock.. Logos Global Management LP (“Logos Global”) is the investment adviser to investment funds, including Global Fund and Opportunities Fund. Logos Global Management GP LLC (“Logos Global GP”) is the general partner of Logos Global. Arsani William is a control person of Logos Global and Logos Global GP. Global Fund, Logos Global, Logos GP LLC, Logos Global GP, and Dr. William each disclaim beneficial ownership of these securities. The address for the Logos Entities is One Letterman Drive, Building C, Suite C3-350, San Francisco, California 94129.

(4)

Consists of (i)(a) 3,602,841 shares of Common Stock and (b) Preferred Tranche A Warrants to purchase an aggregate of 131 shares of Series A Preferred Stock, which are convertible into 61,963 shares of Common Stock, held by Janus Henderson Biotech Innovation Master Fund Limited (“Master Fund”) and (ii)(a) 654,159 shares of Common Stock and (b) Preferred Tranche A Warrants to purchase an aggregate of 24 shares of Series A Preferred Stock, which are convertible into 11,352 shares of Common Stock, held by Janus Henderson Biotech Innovation Master Fund II Limited (“Master Fund II” and together with Master Fund, the “Janus Funds”). In addition to the foregoing, as of December 23, 2025, the Janus Funds held the following securities, which are excluded from the amount reported above as beneficially owned because they are subject to limitations on conversion if such conversion would result in beneficial ownership of more than 9.99% of our outstanding Common Stock: Master Fund held Preferred Tranche A Warrants to purchase an aggregate of 7,486 shares of Series A Preferred Stock, and Master Fund II held Preferred Tranche A Warrants to purchase an aggregate of 1,359 shares of Series A Preferred Stock. The shares may be deemed to be beneficially owned by Janus Henderson Investors US LLC (“Janus”), an investment adviser registered under the Investment Advisers Act of 1940, who acts as investment adviser for the Janus Funds and has the ability to make decisions with respect to the voting and disposition of the shares subject to the oversight of the board of directors of the Janus Funds. Under the terms of its management contract with the Janus Funds, Janus has overall responsibility for directing the investments of the Janus Funds in accordance with the Janus Funds’ investment objective, policies and limitations. The Janus Funds have one or more portfolio managers appointed by and serving at the pleasure of Janus whom makes decisions with respect to the disposition of the Resale Shares offered hereby. The address for Janus is 151 Detroit Street, Denver, CO 80206. The portfolio managers for the Janus Funds are: Andrew Acker, Daniel S. Lyons and Agustin Mohedas.
(5)

Consists of (i) 4,257,000 shares of Common Stock and (ii) Preferred Tranche A Warrants to purchase an aggregate of 155 shares of Series A Preferred Stock, which are convertible into 73,315 shares of Common Stock. Excludes Preferred Tranche A Warrants to purchase an aggregate of 8,845 shares of Series A Preferred Stock, which are convertible into 4,183,685 shares of Common Stock, because they are subject to limitations on conversion if such conversion would result in beneficial ownership of more than 9.99% of our outstanding Common Stock. Balyasny Asset Management L.P. is the investment adviser of Atlas Private Holdings (Cayman) Ltd. Dmitry Balyasny, via intermediate entities, manages Balyasny Asset Management L.P. and has voting and investment control over the reported securities. The address and principal office of Balyasny Asset Management L.P. is 767 5th Avenue, 35th Floor New York, NY 10153.

(6)

Consists of (i) 396,847 shares of Common Stock held by Vivo Opportunity Cayman Fund, L.P. (“Vivo Cayman Fund”) and (ii) 3,925,900 shares of Common Stock held by Vivo Opportunity Fund Holdings, L.P. (“Vivo Opportunity Fund” and together with Vivo Cayman Fund, the “Vivo Funds”). In addition to the foregoing, as of December 23, 2025, the Vivo Funds held the following securities, which are excluded from the amount reported above as beneficially owned because they are subject to limitations on conversion if such conversion would result in beneficial ownership of more than 9.99% of our outstanding Common Stock: Vivo Cayman Fund held (i) 79 shares of Series A Preferred Stock, which are convertible into 37,367 shares of Common Stock, and (ii) Preferred Tranche A Warrants to purchase an aggregate of 918 shares of Series A Preferred Stock, which are convertible into 434,214 shares of Common Stock; Vivo Opportunity Fund held (i) 782 shares of Series A Preferred Stock, which are convertible into 369,886 shares of Common Stock, and (ii) Preferred Tranche A Warrants to purchase an aggregate of 9,082 shares of Series A Preferred Stock, which are convertible into 4,295,786 shares of Common Stock. Vivo Opportunity, LLC is the general partner of Vivo Opportunity Fund Holdings, L.P. Vivo Opportunity Cayman, LLC is the general partner of Vivo Opportunity Cayman Fund, L.P. The voting members of each of Vivo Opportunity, LLC and Vivo Opportunity Cayman, LLC are Kevin Dai, Gaurav Aggarwal, Frank Kung and Shan Fu, none of whom has individual voting or investment power with respect to the shares held by Vivo Opportunity Fund Holdings, L.P. or Vivo Opportunity Cayman Fund, L.P. The address of the individuals and entities referenced in this footnote is 192 Lytton Avenue, Palo Alto, California 94301.

(7)

Consists of (i)(a) 473,000 shares of our Common Stock and (b) Preferred Tranche A Warrants to purchase an aggregate of 1,000 shares of Series A Preferred Stock, which are convertible into 473,000 shares of Common Stock, held by Seven Fleet Partners LP; and (ii)(a) 1,419,000 shares of our Common Stock and Preferred Tranche A Warrants to purchase an aggregate of 3,000 shares of Series A Preferred Stock, which are convertible into 1,419,000 shares of Common Stock, held by DV Trading, LLC. The address of the entities referenced in this footnote is 425 S Financial Place, Suite 2800, Chicago, IL 60605.

(8)

Consists of (i) 1,419,000 shares of Common Stock and (ii) Preferred Tranche A Warrants to purchase an aggregate of 3,000 shares of Series A Preferred Stock, which are convertible into 1,419,000 shares of Common Stock. Adage Capital Partners, GP, LLC (“ACPGP”) serves as the general partner of the fund and as such has discretion over the portfolio of securities beneficially owned by the fund. Adage Capital Advisors, LLC, a Delaware limited liability company (“ACA”), is managing member of ACPGP and directs ACPGP’s operations. Robert Atchinson and Phillip Gross are the managing members of ACPGP and ACA and general partners of the fund. Robert Atchinson and Phillip Gross disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein. The address of the principal business office of the Fund, ACPGP, ACA, Mr. Atchinson and Mr. Gross is 200 Clarendon St., 52nd Floor, Boston, MA 02116.

(9)

Consists of (i) 1,419,000 shares of Common Stock and (ii) Preferred Tranche A Warrants to purchase an aggregate of 3,000 shares of Series A Preferred Stock, which are convertible into 1,419,000 shares of Common Stock. The address of Trails Edge Biotechnology Master Fund, LP is 3455 Peachtree Road NE, Atlanta, GA 30326.

(10)

Consists of (i) 1,419,000 shares of Common Stock and (ii) Preferred Tranche A Warrants to purchase an aggregate of 3,000 shares of Series A Preferred Stock, which are convertible into 1,419,000 shares of Common Stock. Foresite Capital Management VI, LLC (“FCM VI”), the general partner of the fund, may be deemed to have sole power to vote these shares, and James Tananbaum, the managing member of FCM VI, may be deemed to have sole power to vote these shares. The principal business address of Foresite Capital is 900 Larkspur Landing Circle, Suite 150, Larkspur, CA 94939.

(11)

Consists of (i) 1,655,500 shares of Common Stock and (ii) Preferred Tranche A Warrants to purchase an aggregate of 1,121 shares of Series A Preferred Stock, which are convertible into 530,233 shares of Common Stock. Excludes Preferred Tranche A Warrants to purchase an aggregate of 2,379 shares of Series A Preferred Stock because they are subject to limitations on convertibility if such conversion would result in beneficial ownership, in the aggregate, more than 4.99% of our outstanding Common Stock. Mr. Fan Yu is the sole shareholder of ABG Management Ltd., which is the sole member of Ally Bridge Group (NY) LLC, which manages investments of Ally Bridge Medalpha Master Fund L.P. (“MedAlpha”). As such, each of the foregoing entities and Mr. Fan Yu may be deemed to share beneficial ownership of the shares held by MedAlpha. Each of them disclaims any such beneficial ownership. The address of the above person and entities is 430 Park Avenue, 12th Floor, New York, NY 10022.

(12)

Consists of (i)(a) 294,206 shares of Common Stock and (b) Preferred Tranche A Warrants to purchase an aggregate of 199 shares of Series A Preferred Stock, which are convertible into 94,127 shares of Common Stock, held by a separate account advised by Spruce Street Capital LP (the “Separate Account”) and (ii)(a) 1,361,294 shares of Common Stock and (b) Preferred Tranche A Warrants to purchase an aggregate of 922 shares of Series A Preferred Stock, which are convertible into 436,106 shares of Common Stock, held by Spruce Street Capital Master Fund LP (“SSCMF” and together with the Separate Account, the “Spruce Street Funds”). In addition to the foregoing, as of December 23, 2025, the Spruce Street Funds held the following securities, which are excluded from the amount reported above as beneficially owned because they are subject to limitations on conversion if such conversion would result in beneficial ownership of more than 4.99% of our outstanding Common Stock: the Separate Account held Preferred Tranche A Warrants to purchase an aggregate of 423 shares of Series A Preferred Stock, and SSCMF held Preferred Tranche A Warrants to purchase an aggregate of 1,956 shares of Series A Preferred Stock. The address of the entities referenced in this footnote is 777 Third Avenue, Suite 1704, New York, New York 10017.

(13)

Consists of 2,159,245 shares of Common Stock. In addition to the foregoing, as of December 23, 2025, Coastlands Capital Partners LP (“Coastlands Capital”) held the following securities, which are excluded from the amount reported above as beneficially owned because they are subject to limitations on conversion if such conversion would result in beneficial ownership of more than 4.99% of our outstanding Common Stock: 1,151,755 shares of Common Stock issuable upon conversion of 2,435 shares of Series A Preferred Stock and Preferred Tranche A Warrants to purchase an aggregate of 7,000 shares of Series A Preferred Stock. Coastlands Capital LP is the investment adviser to Coastlands Capital and Coastlands Capital GP LLC (“Coastlands GP”) is the general partner of Coastlands Capital. Coastlands Capital LLC (the “General Partner”, and together with Coastlands Capital, Coastlands Capital LP and Coastlands GP, the “Coastlands Entities”) is the general partner of Coastlands Capital LP. Matthew D. Perry is the control person of the Coastlands Entities. The Coastlands Entities and Mr. Perry each disclaim membership in a group. The Coastlands Entities and Mr. Perry also each disclaim beneficial ownership of such securities except to the extent of such entity or person’s pecuniary interest therein. The address and principal office of the Coastlands Entities and Mr. Perry is 601 California St., Suite 1210, San Francisco, CA 94108.

(14)

Consists of (i) 946,000 shares of Common Stock and (ii) Preferred Tranche A Warrants to purchase an aggregate of 2,000 shares of Series A Preferred Stock, which are convertible into 946,000 shares of Common Stock. The address of BSQ Funds I, L.P. is 2550 Blvd. Daniel-Johnson, Suite 500, Laval, QC H7T 2L1, Canada.

(15)

Consists of (i)(a) 517,935 shares of Common Stock and (b) Preferred Tranche A Warrants to purchase an aggregate of 1,095 shares of Series A Preferred Stock, which are convertible into 517,935 shares of Common Stock, held by Acuta Capital Fund, LP and (ii)(a) 191,565 shares of Common Stock and (b) Preferred Tranche A Warrants to purchase an aggregate of 405 shares of Series A Preferred Stock, which are convertible into 191,565 shares of Common Stock, held by Acuta Opportunity Fund, LP. Acuta Capital Partners, LLC is the general partner of each of Acuta Capital Fund, LP and Acuta Opportunity Fund, LP. Anupam Dalal is the Chief Investment Officer and Manfred Yu is the Manager of Acuta Capital Partners, LLC. Both Mr. Dalal and Mr. Yu have voting and investment authority over all of the shares held by each of Actua Capital Fund, LP and Acuta Opportunity Fund, LP. Each of Acuta Capital Partners, LLC, Mr. Dalal and Mr. Yu disclaims beneficial ownership of the shares of Common Stock held by each of Acuta Capital Fund, LP and Acuta Opportunity Fund, LP except to the extent of their pecuniary interest therein. The business address for each of Acuta Capital Fund, LP and Acuta Opportunity Fund, LP is c/o Acuta Capital Partners, LLC, 1301 Shoreway Road, Suite 350, Belmont, California 94002.

(16)

Consists of (i) 473,000 shares of Common Stock and (ii) Preferred Tranche A Warrants to purchase an aggregate of 1,000 shares of Series A Preferred Stock, which are convertible into 473,000 shares of Common Stock. The address of LifeSci Venture Partners III, LP is 152 West 57th Street 32nd FL, New York, NY 10019.

Relationships with Selling Stockholders

As discussed in greater detail above under the section titled “Prospectus Summary—Private Placement,” in October 2025, we entered into the Securities Purchase Agreement with the Selling Stockholders, pursuant to which we sold and issued shares of our Series A Preferred Stock and Preferred Warrants to purchase shares of our Series A Preferred Stock and agreed to file a registration statement with the SEC to cover the resale by the Selling Stockholders of the shares of our Common Stock, including the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, issued pursuant to the Securities Purchase Agreement.

None of the Selling Stockholders has had a material relationship with us or any of our predecessors or affiliates within the past three years, other than as a result of the ownership of our shares of Common Stock or other securities.

None of the Selling Stockholders has held any position or office with us or our affiliates within the last three years. However, pursuant to the Securities Purchase Agreement, in connection with the Private Placement, the Vivo Funds have the right to appoint up to three directors to our Board of Directors, including Dr. Inderjit Kaul, who was appointed to our Board of Directors on November 14, 2025. Pursuant to the Securities Purchase Agreement, we shall also constitute a scientific advisory board, the members of which will be mutually agreed by us and the Vivo funds.

DESCRIPTION OF CAPITAL STOCK

The following summary describes our capital stock and the material provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and the applicable provisions of the Delaware General Corporation Law, or the DGCL. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, each of which has been publicly filed with the SEC.

General

As of the date of this prospectus, our authorized capital stock consists of 250,000,000 shares of Common Stock, $0.0001 par value per share, 100,000,000 shares of preferred stock, $0.0001 par value per share, of which 200,000 shares have been designated as Series A Convertible Voting Preferred Stock, $0.0001 par value per share.

As of December 23, 2025, there were 43,274,398 shares of our Common Stock outstanding and 3,296 shares of Series A Preferred Stock outstanding, which are convertible into 1,559,008 shares of Common Stock.

Common Stock

Voting Rights. Each holder of our Common Stock is entitled to one vote for each share of Common Stock on all matters submitted to a vote of the stockholders, including the election of directors. The holders of our Common Stock do not have cumulative voting rights. Because of this, the holders of a majority of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividend Rights. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences. Holders of our Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The outstanding shares of our Common Stock are fully paid and nonassessable.

Preferred Stock

Under our amended and restated certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of Common Stock. The issuance of our preferred stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action.

Series A Preferred Stock

Conversion. Each share of Series A Preferred Stock is convertible at the option of the holder into 473 shares of Common Stock; provided that holders are not permitted to convert Series A Preferred Stock into Common Stock if, after conversion, the holder, its affiliates, and any other person whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) or Section 16 of the Exchange Act, would beneficially own more than 9.99% of the number of shares of Common Stock outstanding immediately after the conversion.

Dividend Rights. Holders of Series A Preferred Stock are not entitled to receive any dividends except to the extent that dividends are paid on our Common Stock. If dividends are paid on shares of Common Stock, holders of Series A Preferred Stock are entitled to participate in such dividends on an as-converted basis.

Liquidation. Upon the liquidation, dissolution, or winding up of us, each holder of Series A Preferred Stock will participate pari passu with any distribution of proceeds to holders of Common Stock.

Voting Rights. Holders of the Series A Preferred Stock are entitled to vote together with the holders of Common Stock on an as-if-converted basis on all matters submitted to a vote of stockholders.

Warrants

As of December 23, 2025, there were outstanding pre-funded warrants to purchase an aggregate of 575,575 shares of our Common Stock at a weighted average exercise price of $0.01 per share, not including the warrants issued pursuant to the Private Placement described below under “October 2025 Private Placement Warrants.”

October 2025 Private Placement Warrants

As of December 23, 2025, there were outstanding (i) Preferred Tranche A Warrants to purchase an aggregate of 80,000 shares of our Series A Preferred Stock, which are convertible into 37,840,000 shares of our Common Stock and (ii) Preferred Tranche B Warrants to purchase an aggregate of 40,000 shares of our Series A Preferred Stock, which are convertible into 18,920,000 shares of our Common Stock.

Each Preferred Tranche A Warrant has an exercise price of $1,000 and may only be exercised for cash. The Preferred Tranche A Warrants are immediately exercisable as of the Closing Date until the tenth day following the date of our public announcement that we have achieved, on a statistically significant basis, the primary endpoint of our Phase 3 confirmatory trial of roluperidone in schizophrenia at the Milestone Event.

Each Preferred Tranche B Warrant has an exercise price of $1,000 and may be exercised by a cashless exercise. The Preferred Tranche B Warrants are exercisable commencing on the earlier of (i) our public announcement of the Milestone Event and (ii) the three year anniversary of the closing date of the Private Placement. The Preferred Tranche B Warrants will expire on the four (4)-year anniversary of the closing date of the Private Placement.

The Warrants are subject to forfeiture in the event the applicable investor engages in any short sales involving our securities during the 48-months period following the closing date of the Private Placement. In addition, the shares underlying Tranche B Warrants are subject to reduction if the applicable investor sells or transfers any shares of Series A Preferred Stock or shares of Common Stock received upon conversion of the Series A Preferred Stock before the Exercisability Date (as defined therein), except to affiliates for no consideration.

Anti-takeover Provisions

Certificate of Incorporation and Bylaws. Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of Common Stock outstanding will be able to elect all of our directors. Our amended and restated certificate of incorporation and amended and restated bylaws provide that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our board of directors or chairman of the board may call a special meeting of stockholders.

Our amended and restated certificate of incorporation requires a 66 2⁄3% stockholder vote for the amendment, repeal or modification of certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws relating to the classification of our board of directors, the requirement that stockholder actions be effected at a duly called meeting, and the designated parties entitled to call a special meeting of the stockholders. The combination of the classification of our board of directors, the lack of cumulative voting and the 66 2⁄3% stockholder voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

These provisions may have the effect of deterring hostile takeovers or delaying changes in control of our company or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Forum. Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Company to us or our stockholders, any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or any action asserting a claim governed by the internal affairs doctrine. Our amended and restated certificate of incorporation and our amended and restated bylaws further provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the foregoing provision. Although our amended and restated certificate of incorporation and our amended and restated bylaws include these provisions, it is possible that a court could rule that such provisions are inapplicable or unenforceable.

Delaware Anti-takeover Law

We are subject to Section 203 of the Delaware General Corporation Law (“Section 203”), an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date such person became an interested stockholder, unless the business combination or the transaction in which such person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder.

Generally, an “interested stockholder” is a person that, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board, including discouraging attempts that might result in a premium over the market price for the shares of Common Stock.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 150 Royall St., Suite 101, Canton, MA 02021.

Listing on the Nasdaq Capital Market

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “NERV”.

PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from the Selling Stockholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by the Selling Stockholders and, if the Selling Stockholders default in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the Selling Stockholders list to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered by the Selling Stockholders will be the purchase price of the Common Stock less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their respective agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from an offering of securities under this prospectus. Upon any exercise of the Preferred Warrants by payment of cash, however, we will receive the exercise price of $1,000 per share of Series A Preferred Stock pursuant to the terms of the Preferred Warrants.

A Selling Stockholder also may resell all or a portion of its shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that such Selling Stockholder meets the criteria and conforms to the requirements of that rule.

To the extent required, the shares of our Common Stock to be sold, the name of the Selling Stockholders, the respective purchase price and public offering price, the names of any agents or dealers, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their respective affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of (i) the date as of which hall the Shares have been sold pursuant to this registration statement or pursuant to Rule 144, or (ii) that date as of which all Shares may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 and without the requirement for us to be in compliance with the current public information requirement under Rule 144.

LEGAL MATTERS

The validity of the shares of Common Stock to be offered for resale by the Selling Stockholders under this prospectus will be passed upon for us by Cooley LLP, Boston, Massachusetts.

EXPERTS

The financial statements of Minerva Neurosciences, Inc. incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiaries and our securities. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. You can obtain a copy of the registration statement from the SEC’s website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

We make available, free of charge, through our investor relations website, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, statements of changes in beneficial ownership of securities and amendments to those reports and statements as soon as reasonably practicable after they are filed with the SEC. The address for our website is www.minervaneurosciences.com. Information contained in or accessible through our website does not constitute a part of this prospectus and is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We also incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items and other portions of documents that are furnished, but not filed, pursuant to applicable rules promulgated by the SEC) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such reports and documents filed with the SEC after the date of the initial filing of the registration statement of which this prospectus forms a part but prior to the effectiveness of such registration statement:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on February  25, 2025, (as amended by Amendment No.1 to our 2024 Annual Report on Form 10-K filed with the SEC on April 21, 2025 and Amendment No.2 to our 2024 Annual Report on Form 10-K filed with the SEC on April 29, 2025);

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 from our definitive proxy statement on Schedule 14A (other than information furnished rather than filed) filed with the SEC on November 24, 2025;

•

Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC on May  13, 2025, August  14, 2025 and November 5, 2025, respectively;

•

Our Current Reports on Form 8-K filed with the SEC on January 13, 2025, March  19, 2025, October  21, 2025, November  19, 2025 and December 22, 2025 (in each case, except for information contained therein which is furnished rather than filed); and

•

The description of our Common Stock in our registration statement on Form 8-A filed with the SEC on June 23, 2014, including any amendments or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents by writing us at 1500 District Avenue Burlington, MA 01803, or by telephoning us at (617) 600-7373.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement.

94,600,000 Shares

Common Stock

PROSPECTUS

    , 2025

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$50,989.81
Accountants’ fees and expenses	35,000
Legal fees and expenses	125,000
Miscellaneous expenses	—

Total	$210,989.81

Item 15. Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law (the “DGCL”), empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending, or completed legal action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, authorized representatives, and other agents to the maximum extent permitted by the DGCL, and our amended and restated bylaws provide for indemnification of our directors, officers, authorized representatives, and other agents to the maximum extent permitted by the DGCL. Our amended and restated bylaws also provide that the right of directors and officers to indemnification shall not be exclusive of any other right now possessed or hereafter acquired under any agreement, vote of stockholders or disinterested directors or otherwise. The amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the amended and restated bylaws would permit indemnification of any such liability.

Section 102(b)(7) of the DGCL provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the DGCL (unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) transactions from which a director derives an improper personal benefit. Our amended and restated certificate of incorporation includes such a provision. The effect of this provision is to eliminate the personal liability of directors for monetary damages or actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

In addition, we have entered into indemnification agreements with our directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require us to, among other things, indemnify our directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might be incurred by any director or officer in his capacity as such.

Item 16. Exhibits and Financial Statement Schedules

Exhibit Number	Description of Document

3.1	Amended and Restated Certificate of Incorporation of the Registrant of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-195169), filed with the SEC on June 10, 2014).

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36517), filed with the SEC on June 17, 2022).

3.3*	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant.

3.4	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q (File No. 001-36517), filed with the SEC on November 4, 2019).

3.5	Certificate of Designation of Preferences, Rights and Limitations of the Series A Convertible Voting Preferred Stock (incorporated by reference to Exhibit 3.1 to the Registration’s current report on Form 8-K (File No. 001-36517) filed with the SEC on October 21, 2025).

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-195169) filed with the SEC on June 10, 2014).

4.2	Form of Preferred Tranche A Warrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36517) filed with the SEC on October 21, 2025).

4.3	Form of Preferred Tranche B Warrant (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File No. 001-36517) filed with the SEC on October 21, 2025).

4.4	Form of Securities Purchase Agreement, dated October 21, 2025, by and among Minerva Neurosciences, Inc. and the purchasers named therein (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-36517) filed with the SEC on October 21, 2025).

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included on signature page).

107*	Filing Fee Table.

*	Filed herewith

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement or are contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Burlington, Commonwealth of Massachusetts, on this 23rd day of December, 2025.

MINERVA NEUROSCIENCES, INC.

By:	/s/ Remy Luthringer, Ph.D.
Remy Luthringer, Ph.D. Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Remy Luthringer, Geoffrey Race and Frederick Ahlholm, and each one of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Remy Luthringer, Ph.D. Remy Luthringer, Ph.D.	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	December 23, 2025

/s/ Frederick Ahlholm Frederick Ahlholm	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 23, 2025

/s/ Hans Peter Hasler Hans Peter Hasler	Member of the Board of Directors	December 23, 2025

/s/ David Kupfer, M.D. David Kupfer, M.D.	Member of the Board of Directors	December 23, 2025

/s/ Fouzia Laghrissi-Thode, M.D. Fouzia Laghrissi-Thode, M.D.	Member of the Board of Directors	December 23, 2025

/s/ Jan van Heek Jan van Heek	Member of the Board of Directors	December 23, 2025

/s/ Inderjit Kaul, M.D. Inderjit Kaul, M.D.	Member of the Board of Directors	December 23, 2025